IMMEDIATE RELEASE

Media Contact:                                    Investor Relations Contact:
Lowell Weiner                                     Justin Victoria
(973) 660-5013                                    (973) 660-5340

                                  Wyeth Reports
                            Earnings Results for the
                       2004 Second Quarter and First Half


     >> Worldwide Net Revenue for the 2004 Second Quarter and First Half Increased 13% and 11% to $4.2 Billion and $8.2 Billion, Respectively, Driven by Strong Growth of Effexor, Enbrel, Protonix, Zosyn and Rapamune

     >> Enbrel Approved by the U.S. Food and Drug Administration (FDA) for Treatment of Psoriasis

     >> Prevnar Third Dose Recommendation Restored by U.S. Centers for Disease Control and Prevention (CDC)

     >> Broad and Deep Late-Stage Pipeline Highlighted at R&D Presentation with Investment Community


Madison, New Jersey, July 21, 2004 - Wyeth (NYSE: WYE) today reported results for the 2004 second quarter and first half ended June 30, 2004. Worldwide net revenue increased 13% to $4.2 billion for the 2004 second quarter and 11% to $8.2 billion for the 2004 first half. Excluding the favorable impact of foreign exchange, worldwide net revenue increased 11% for the 2004 second quarter and 8% for the 2004 first half.

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"Sales of our key growth drivers, Effexor(R), Enbrel(R), Protonix(R), Zosyn(R)
and Rapamune(R), increased substantially in the quarter," said Robert Essner, Chairman, President and Chief Executive Officer. "Collectively, these products achieved a sales increase of 35% over last year's second quarter. Our strong line of growing products on the market is supported by one of the most effective commercial organizations in the industry."

"We also have an outstanding near-term pipeline filled with drugs with significant commercial potential, as outlined at our June 2nd R&D presentation with the investment community and this is backed by a research organization of remarkable productivity. We expect our research efforts to yield more than a dozen key registration filings in the next two to three years which we expect will drive the future success of Wyeth," Essner continued.

2004 Second Quarter Results
---------------------------

Net income for the 2004 second quarter decreased 4% to $827.3 million compared with $864.4 million in the prior year. Diluted earnings per share for the 2004 second quarter decreased 5% to $0.62 compared with $0.65 in the prior year.

The decreases in net income and diluted earnings per share for the 2004 second quarter were due primarily to lower other income, net as a result of decreases in gains on product divestitures, as noted below, as well as increased research and development spending. The decreases in net income and diluted earnings per share were partially offset by higher net revenue; and lower cost of goods sold and selling, general and administrative expenses, both as a percentage of net revenue. Included in other income, net were pre-tax gains from

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product divestitures amounting to approximately $13 million and $290 million in the 2004 and 2003 second quarter, respectively.

Gains from product divestitures are not considered certain significant items* because they constitute an integral part of the Company's analysis of divisional performance. However, they are important to understanding changes in the Company's reported net income. Excluding the gains from product divestitures described above, net income and diluted earnings per share were $818.3 million and $0.61, respectively, for the 2004 second quarter as compared with $677.4 million and $0.51, respectively, for the 2003 second quarter.

2004 Second Quarter Product Highlights
--------------------------------------

Effexor, Wyeth's SNRI (serotonin-norepinephrine reuptake inhibitor) antidepressant achieved worldwide net revenue of $832 million for the second quarter, an increase of 31%. Effexor's solid performance continues to be driven by strong clinical data supporting its use in depression and anxiety and its established therapeutic profile with prescribers. Early this year, Wyeth re-deployed 1,000 primary care sales representatives to Effexor XR. An additional 120 Solvay Pharmaceuticals (Solvay) sales representatives began detailing Effexor XR to psychiatrists in June as part of the co-development and co-commercialization of four neuroscience compounds with Solvay. In the U.S., Effexor XR's four-week total prescription volume as of the week ended July 2, 2004 grew 12% over the corresponding period in the prior year. Effexor recently exceeded $10 billion in


--------

* There were no certain significant items in the 2004 or 2003 second quarter. Certain significant items for the 2004 and 2003 first half are discussed later in this release. A reconciliation of net income and diluted earnings per share as reported under generally accepted accounting principles (GAAP) to net income and diluted earnings per share before certain significant items is presented following the section titled "2004 First Half Results".

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cumulative sales since its launch in 1994 and is on track to exceed its longstanding goal of $3 billion in annual sales in 2004.

Protonix, Wyeth's proton pump inhibitor (PPI) indicated for the healing and symptomatic relief of erosive esophagitis (severe heartburn), reached $389 million in net revenue in the second quarter, an increase of 25%. Protonix remains one of the fastest growing brands in the highly competitive and price sensitive PPI marketplace and had achieved a 22% share in total prescriptions as of the end of the quarter, although net sales continue to be impacted by additional rebating and discounting in this category. Protonix is well positioned in this evolving marketplace as a result of its leadership in managed care and its strong clinical profile.

A new filterless intravenous formulation of Protonix I.V. was introduced in June, which is more convenient for hospitals to use and is expected to solidify the position of Protonix as number one in the hospital acid suppressant category.

Enbrel, a breakthrough product approved in the treatment of chronic inflammatory diseases, including rheumatoid arthritis, juvenile rheumatoid arthritis, ankylosing spondylitis, psoriatic arthritis and now psoriasis, continued to post strong sales in the second quarter. Second quarter Enbrel sales in North America are expected to be reported on July 22 by Wyeth's marketing partner Amgen. Wyeth has exclusive marketing rights to Enbrel outside of North America where net revenue for the second quarter reached $156 million, an increase of 141%.

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In April, the FDA approved Enbrel to treat moderate to severe plaque psoriasis.
This significant approval represents an important new treatment option for dermatologists and their psoriasis patients. It is the fifth major indication for which Enbrel has been approved in just over five years on the market.

Important new longer-term results from the Enbrel TEMPO (Trial of Etanercept and Methotrexate with Radiographic Patient Outcomes) study were presented at the EULAR (European Union League Against Rheumatism) Annual Congress of Rheumatology in Berlin last month. The data show that Enbrel therapy allowed significantly more rheumatoid arthritis (RA) patients to achieve clinical remission (as measured by the RA Disease Activity score) at two years compared with patients treated with methotrexate alone. Building on the one-year TEMPO results, this two-year data further supports the continued efficacy of Enbrel over time. In the TEMPO study, more than 40% of patients receiving combination therapy with Enbrel plus methotrexate achieved clinical remission. Also, a significantly higher percentage of patients receiving Enbrel alone (23.3%) achieved clinical remission compared with patients receiving methotrexate alone (15.8%).

Based on the one-year TEMPO results, the European Commission approved Enbrel in May for use in combination with methotrexate for the treatment of active RA in adults when the response to disease-modifying anti-rheumatic drugs (DMARDs) has been inadequate. This new indication is in addition to the previously approved indication for use of Enbrel as monotherapy in the treatment of active RA.

Net revenue of Prevnar(R), a vaccine for invasive pneumococcal disease, was $219 million for the second quarter, a decrease of 17%. The decrease reflects primarily the

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impact of an extended plant shutdown in late 2003 and early 2004 when necessary upgrades and improvements to Wyeth's Prevnar filling line were made. That filling line is now operational. In May, additional vial filling capacity became available through a third party filler. Also in May, a second Wyeth bulk vaccine formulation suite became operational and additional equipment was brought on line in the vaccine conjugation area. During the second quarter, filings for pre-filled syringes were made with global regulatory authorities for both Wyeth and an additional third party filler.

On July 8, 2004, the CDC issued a revised recommendation to resume the third dose of Prevnar for all healthy U.S. children less than 24 months of age. Wyeth continues to provide information on the supply of Prevnar to the CDC and hopes that the CDC will lift the interim three-dose recommendation and return to the full four-dose regimen later this year.

In the 2004 second quarter, Wyeth signed a contract with the Australian government to initiate a two-year National Vaccination Program that is expected to begin in early 2005. Under the program, all Australian children up to two years of age will have access to Prevnar vaccination.

Four-year Prevnar study results were presented at the Society for Pediatric Research conference in San Francisco in May. The data showed that even unvaccinated adults and older children are experiencing lower rates of pneumococcal disease since the vaccine's introduction. Reduction of invasive pneumococcal disease over the four-year period was 52% in children aged five to 19; 46% in people aged 20 to 39; 23% in those 40 to 59; and 32% for adults 60 and over.

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Net revenue for the Premarin(R) family of products was $223 million for the second quarter, a decrease of 19%. Wyeth continues to focus its sales and marketing on the low-dose Premarin and Prempro options.

Also contributing to Wyeth's growth in the second quarter was Zosyn. Zosyn is now the second largest selling and fastest growing broad-spectrum I.V. antibiotic globally. Net revenue increased 26% to $182 million for the second quarter, building on last year's strong performance and reflecting growth in both the U.S. and internationally.

Rapamune, indicated for the prophylaxis of organ rejection in patients receiving renal transplants, net revenue was $56 million for the second quarter, an increase of 37%. Important new study findings regarding Rapamune were published in the American Journal of Transplantation in June. The study showed that kidney histology (tissue structure) and function three years after transplantation are better in kidney transplant patients who remain on Rapamune therapy following early withdrawal of cyclosporine, than in patients who continue on cyclosporine. Graft histology and function are seen as predictive of renal transplant survival and long-term graph survival is the most important goal for transplantation. Current immunosuppressive regimens involving the use of calcineurin inhibitors, such as cyclosporine, have long been associated with nephrotoxic effects. This new data strengthens evidence that Rapamune can be used to avoid the toxic effects of calcineurin inhibitors.

Additionally, new data were presented by researchers from the United Network for Organ Sharing (UNOS) at the American Transplant Congress in Boston in May showing that the relative risk of developing cancer following transplantation is substantially reduced in

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patients receiving maintenance immunosuppression with mTOR (mammalian Target of
Rapamycin) inhibitors, such as Rapamune, as compared with patients receiving treatment with traditional calcineurin inhibitors. Ninety-seven percent of the patients in the study who were treated with an mTOR inhibitor were treated with Rapamune. The analysis showed that patients treated with mTOR-based immunosuppressant therapy had a 59% reduction in relative risk of developing new cancers compared with those given calcineurin-based therapy, a highly significant reduction in relative risk.

rhBMP-2 (recombinant human Bone Morphogenetic Protein-2/Absorbable Collagen Sponge), a novel protein device that enhances bone healing, reached $54 million in net revenue in the second quarter, an increase of over 239%. In May, rhBMP-2 was approved in the U.S. for use in the treatment of acute, open tibia shaft fractures in adults. This approval broadens the indications for rhBMP-2, a product that is currently used in spinal surgery. rhBMP-2 significantly improves the probability of fracture healing as evidenced by a reduced need for secondary procedures to promote fracture healing, when compared with the standard of care, fracture repair using an intramedullary nail (a metal rod inserted into the bone). This unique protein represents a breakthrough in orthopedic surgery as it can help improve fracture healing while reducing the chances of infection. Medtronic Sofamor Danek is marketing rhBMP-2 for both indications.

Additional information regarding Wyeth's product sales may be accessed by visiting the Company's Internet website at www.wyeth.com and clicking on the "Investor Relations" hyperlink.

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2004 First Half Results
-----------------------

Reported net income and diluted earnings per share for the 2004 first half were $1,577.0 million and $1.18, respectively, compared with $2,142.3 million and $1.61, respectively, in the prior year. The 2004 first half included a charge of $145.5 million ($94.6 million after-tax or $0.07 per share-diluted) within Research and Development Expenses related to an upfront payment to Solvay. The upfront payment was made in connection with an agreement entered into between Wyeth and Solvay to co-develop and co-commercialize four neuroscience compounds, most notably, bifeprunox. The 2003 first half included a gain of $860.6 million ($558.7 million after-tax or $0.42 per share-diluted) from the sale of 31,235,958 shares of the Company's Amgen common stock holdings.

The 2004 Solvay payment and the 2003 Amgen gain are considered to be certain significant items for purposes of analyzing the Company's results of operations. Net income and diluted earnings per share, before certain significant items, were $1,671.6 million and $1.25, respectively, for the 2004 first half compared with $1,583.6 million and $1.19, respectively, in 2003. The 2004 first half increases in net income and diluted earnings per share, before certain significant items, were due primarily to higher net revenue and lower selling, general and administrative expenses, as a percentage of net revenue, offset, in part, by higher cost of goods sold, as a percentage of net revenue, higher research and development spending and lower other income, net. Included in other income, net were pre-tax gains from product divestitures amounting to approximately $154 million and $290 million in the 2004 and 2003 first half, respectively.

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A reconciliation of net income and diluted earnings per share as reported under
GAAP to net income and diluted earnings per share before certain significant items is presented in the following table:

                                                  Three Months Ended          Six Months Ended
(In millions except per share amounts)          ----------------------     ----------------------
Item Description                                6/30/2004    6/30/2003     6/30/2004    6/30/2003
--------------------------------------------    ---------    ---------     ---------    ---------

Net income, as reported                            $827.3       $864.4      $1,577.0     $2,142.3

Gain on sale of Amgen common stock                    -            -             -         (558.7)

Co-development / co-commercialization charge          -            -            94.6          -
                                                ---------    ---------     ---------    ---------

As adjusted net income, before certain
  significant items*                               $827.3       $864.4      $1,671.6     $1,583.6
                                                =========    =========     =========    =========

Diluted earnings per share, as reported             $0.62        $0.65         $1.18        $1.61

Gain on sale of Amgen common stock                    -            -             -          (0.42)

Co-development / co-commercialization charge          -            -            0.07          -
                                                ---------    ---------     ---------    ---------

Diluted earnings per share, as adjusted,
  before certain significant items*                 $0.62        $0.65         $1.25        $1.19
                                                =========    =========     =========    =========

* Wyeth calculates net income before certain significant items by excluding the after-tax effect of items considered by management to be unusual from the net income reported under GAAP. Wyeth's management uses these measures to manage and evaluate the Company's performance and believes it is appropriate to disclose these non-GAAP measures to assist investors with analyzing business performance and trends. The Amgen gain and previous gains related to the Immunex/Amgen common stock transactions have been excluded due to the fact that Wyeth had not previously nor does it currently hold a position for investment purposes in an entity that, if acquired by another entity, would impact Wyeth's financial position or results of operations to the significant extent of the Immunex/Amgen common stock transactions. Additionally, the significant upfront payment related to the co-development and co-commercialization of the four neuroscience compounds being developed with Solvay was immediately expensed and included in Research and Development Expenses. Excluding the payment from the Company's results provides a better view of operations for this accounting period.

   These measures should not be considered in isolation or as a substitute for the results of operations and diluted earnings per share prepared in accordance with GAAP.

As indicated previously, gains from product divestitures are not considered certain significant items because they constitute an integral part of the Company's analysis of divisional performance. However, they are important to understanding changes in the Company's reported net income. Excluding the gains from product divestitures and the

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certain significant items described above, net income and diluted earnings per share were $1,570.1 million and $1.17, respectively, for the 2004 first half as compared with $1,394.9 million and $1.05, respectively, for the 2003 first half.

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Segment Information
-------------------

The following table sets forth worldwide net revenue by reportable segment together with the percentage changes from the comparable period in the prior year:

                               Three Months                  Six Months
                              Ended 06/30/04               Ended 06/30/04
                         ------------------------     ------------------------
Reportable Segment       ($ in 000's)    Increase     ($ in 000's)    Increase
-------------------      ------------    --------     ------------    --------

Pharmaceuticals           $3,392,977          14%      $6,600,563          11%
Consumer Healthcare          591,402           7%       1,179,753           9%
Animal Health                238,826          12%         457,678          16%
                         ------------    --------     ------------    --------

Consolidated Total        $4,223,205          13%      $8,237,994          11%
                         ============    ========     ============    ========

Pharmaceuticals
---------------
Worldwide Pharmaceuticals net revenue increased 14% for the 2004 second quarter and 11% for the 2004 first half due primarily to higher sales of Effexor, Enbrel, Protonix, Zosyn, Zoton(R), BeneFIX(R), Rapamune and rhBMP-2. Alliance revenue also contributed to the 2004 first half increase in net revenue, but decreased in the 2004 second quarter due to Altace(R). Excluding the favorable impact of foreign exchange, worldwide Pharmaceuticals net revenue increased 12% for the 2004 second quarter and 8% for the 2004 first half.

     Consumer Healthcare
     -------------------
Worldwide Consumer Healthcare net revenue increased 7% for the 2004 second quarter and 9% for the 2004 first half. Excluding the favorable impact of foreign exchange, worldwide Consumer Healthcare net revenue increased 6% for both the 2004 second quarter and first half. The results were attributable to a number of factors, including global growth in the division's core Advil(R), Centrum(R) and Caltrate(R) brands. The 2004

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first half increase was also due to higher sales of Robitussin(R). The Centrum franchise was expanded in the second quarter with the introduction of Centrum(R) Carb Assist(TM), a complete multivitamin/mineral supplement formulated for a low carbohydrate lifestyle.

     Animal Health
     -------------
Worldwide Animal Health net revenue increased 12% for the 2004 second quarter and 16% for the 2004 first half due primarily to higher sales of ProHeart(R) 6 offset, in part, by lower sales of West Nile-Innovator(TM) given the transition from initial (two-dose) to booster (one-dose) dosing and competition in the field. Excluding the favorable impact of foreign exchange, worldwide Animal Health net revenue increased 10% for the 2004 second quarter and 11% for the 2004 first half.

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Wyeth is one of the world's largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing and marketing of pharmaceuticals, vaccines, biotechnology products and non-prescription medicines that improve the quality of life for people worldwide. The Company's major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.

The statements in this press release that are not historical facts, are forward-looking statements based on current expectations of future events that involve risks and uncertainties including, without limitation, risks associated with the inherent uncertainty of the timing and success of pharmaceutical research, product development, manufacturing, commercialization, economic conditions including interest and currency exchange rate fluctuations, changes in generally accepted accounting principles, the impact of competitive or generic products, trade buying patterns, wars or terrorist acts, product liability and other types of lawsuits, the impact of legislation and regulatory compliance and obtaining reimbursement, favorable drug pricing, access and other approvals, environmental liabilities, and patent, and other risks and uncertainties, including those detailed from time to time in the Company's periodic reports, including current reports on Form 8-K, quarterly reports on Form 10-Q and the annual report on Form 10-K, filed with the Securities and Exchange Commission. Actual results may vary materially from the forward-looking statements. The Company assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

The Company will hold a conference call with research analysts at 8:00 a.m. Eastern Time today. The purpose of the call is to review the financial results of the Company for the second quarter and first half. Interested investors and others may listen to the call live or on a delayed basis through the internet webcast, which may be accessed by visiting the Company's Internet website at www.wyeth.com and clicking on the "Investor Relations" hyperlink. Also, for recent announcements and additional information including product sales information, please refer to the Company's Internet website.

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The comparative results of operations are as follows:
(In thousands except per share amounts)

                                           Three Months Ended            Six Months Ended
                                        ------------------------     ------------------------
                                        6/30/2004     6/30/2003      6/30/2004     6/30/2003
                                        ----------    ----------     ----------    ----------
Net Revenue                             $4,223,205    $3,746,556     $8,237,994    $7,435,613

Cost of Goods Sold                       1,130,033     1,019,895      2,227,949     1,948,199

Selling, General and Administrative
  Expenses                               1,427,494     1,362,022      2,781,704     2,653,492

Research and Development Expenses          584,255       500,851      1,289,557     1,014,365

Interest Expense, Net                       31,896        25,878         58,828        52,878

Other Income, Net                          (13,551)     (270,302)      (127,013)     (263,567)

Gain on Sale of Amgen Common Stock             -             -              -        (860,554)
                                        ----------    ----------     ----------    ----------


Income Before Federal and
  Foreign Taxes                          1,063,078     1,108,212      2,006,969     2,890,800

Provision for Federal and
  Foreign Taxes                            235,733       243,807        429,921       748,513
                                        ----------    ----------     ----------    ----------

Net Income(1)(3)                          $827,345      $864,405     $1,577,048    $2,142,287
                                        ==========    ==========     ==========    ==========


Basic Earnings Per Share                     $0.62         $0.65          $1.18         $1.61
                                        ==========    ==========     ==========    ==========

Average Number of Common Shares
  Outstanding During Each
  Period - Basic(2)                      1,333,505     1,329,333      1,333,215     1,328,238

Diluted Earnings Per Share(1)(3)             $0.62         $0.65          $1.18         $1.61
                                        ==========    ==========     ==========    ==========

Average Number of Common Shares
  Outstanding During Each
  Period - Diluted(2)                    1,337,151     1,335,186      1,337,447     1,333,306



(1) The 2004 first half net income and diluted earnings per share were $1,577,048 and $1.18, respectively, compared with $2,142,287 and $1.61, respectively, in the prior year. The 2004 first half net income and diluted earnings per share included a charge of $145,500 ($94,575 after-tax or $0.07 per share-diluted) within Research and Development Expenses related to the upfront payment to Solvay in connection with the co-development and co-commercialization of four neuroscience compounds. The 2003 first half net income and diluted earnings per share included a gain of $860,554 ($558,694 after-tax or $0.42 per share-diluted) related to the sale of the remaining 31,235,958 shares of the Company's Amgen common stock holdings. Excluding these items from the 2004 and 2003 first half results, net income and diluted earnings per share increased 6% and 5%, respectively, for the 2004 first half.

(2) The average number of common shares outstanding for diluted earnings per share is higher than for basic earnings per share due to the assumed conversion of outstanding stock options into common stock equivalents using the treasury stock method.

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(3)  Net income and diluted earnings per share in the 2004 second quarter have been adjusted to reflect the impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act), which was passed into law in December 2003. In accordance with applicable accounting guidance, the Company's postretirement benefit obligation has been remeasured as of January 1, 2004. The impact of this remeasurement will be amortized over the average working life of the Company's eligible employees. The effect of the Act resulted in a pre-tax decrease of approximately $15,400 in the Company's 2004 first half postretirement benefit costs.


                                     #####